EXHIBIT 99.2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of International Home Foods, Inc.:

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of International Home Foods, Inc. and its subsidiaries at December 31, 1999, and the results of their operations and their cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
February 11, 2000

   36

CONSOLIDATED STATEMENT OF INCOME


(Dollars in Thousands, Except Per Share and Share Amounts)    Year Ended December 31,
                                                              ------------------------
                                                                      1999
                                                                 ------------
Net sales                                                        $  2,144,420
Cost of sales                                                       1,139,702
                                                                 ------------
   Gross profit                                                     1,004,718

Marketing expenses                                                    448,788
Selling, general and administrative expenses                          268,103
Stock option compensation expense                                         264
                                                                 ------------
Income from operations                                                287,563

Interest expense                                                      100,935
Gain on sale of business                                              (15,779)
Other expense (income), net                                              (606)
                                                                 ------------
   Income before provision for income taxes                           203,013
Provision for income taxes                                             99,583
                                                                 ------------

   Net income                                                    $    103,430
                                                                 ============
Basic earnings per share:                                                1.41


   Shares used in computing basic earnings per share               73,538,693
                                                                 ============
Diluted earnings per share:                                      $       1.36
                                                                 ============
   Shares used in computing diluted earnings per share             76,059,224
                                                                 ============

     The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET

(Dollars in Thousands, Except Per Share and Share Amounts)        December 31,
                                                                  ------------
                                                                     1999
                                                                  -----------
ASSETS
Current Assets:
   Cash and cash equivalents                                      $    14,310
   Accounts receivable, net of allowances                             180,671
   Inventories                                                        282,911
   Prepaid expenses and other current assets                           34,345
   Deferred income taxes                                               16,113
                                                                  -----------
      Total current assets                                            528,350

Property, plant and equipment, net                                    306,042
Intangible assets, net                                                432,732
Deferred income taxes                                                 262,563
Other assets                                                           19,686
                                                                  -----------
     Total assets                                                 $ 1,549,373
                                                                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Due to banks                                                   $    22,457
   Current portion of long-term debt                                   73,084
   Revolving credit facility                                           78,536
   Accounts payable                                                    69,669
   Accrued salaries, wages and benefits                                22,288
   Accrued advertising and promotion                                   39,550
   Accrued interest                                                    10,278
   Other accrued liabilities                                           38,967
                                                                  -----------
      Total current liabilities                                       354,829

Long-term debt                                                      1,024,378
Post-retirement benefits obligation                                    27,216
Other non-current liabilities                                             898
                                                                  -----------
      Total liabilities                                             1,407,321
                                                                  -----------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock - par value $.01 per share; authorized,
   100,000,000 shares; no shares issued or outstanding            $        --
Common stock - par value $.01 per share; authorized,
   300,000,000 shares; issued 78,218,034 shares                           782
Additional paid-in capital                                             62,475
Treasury stock, at cost: 4,400,000 shares                             (57,200)
Retained earnings                                                     137,927
Accumulated other comprehensive loss                                   (1,932)
                                                                  -----------
      Total stockholders' equity                                      142,052
                                                                  -----------
      Total liabilities and stockholders' equity                  $ 1,549,373
                                                                  ===========


     The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                           Treasury Stock                 Accumulated
                                             Common Stock    Additional  -----------------                  Other
                                            --------------    Paid-In             Amount      Retained   Comprehensive
(Amounts in Thousands)                      Shares  Amount    Capital    Shares   at Cost     Earnings        Loss         Total
                                            ------  ------   ----------  ------   --------   ---------   --------------  ---------
Balance at December 31, 1998                77,585   $776    $  56,051   (4,400)  $(57,200)  $ 34,497      $(4,220)      $  29,904

Comprehensive Income:
  Net income                                                                                  103,430                      103,430
  Foreign currency translation, net of tax
    expense of $42                                                                                           2,068           2,068
  Minimum pension liability                                                                                    220             220
                                                                                                                         ---------
    Total comprehensive income                                                                                             105,718
                                                                                                                         ---------
Sale of shares under benefit plans,
  including tax benefits                       633      6        5,460                                                       5,466
Stock option compensation                                          264                                                         264
Other                                                              700                                                         700
                                            ------   ----    ---------   ------   --------   --------      -------       ---------
Balance at December 31, 1999                78,218   $782    $  62,475   (4,400)  $(57,200)  $137,927      $(1,932)      $ 142,052
                                            ======   ====    =========   ======   ========   ========      =======       =========


     The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      Year Ended December 31,
                                                      -----------------------
(Dollars in Thousands)                                          1999
                                                             ---------
OPERATING ACTIVITIES
  Net income                                                 $ 103,430
  Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                              42,715
     Deferred income taxes                                      71,591

     Gain on sale of business                                  (15,779)
     Stock option compensation expense                             264

  Changes in assets and liabilities (net of acquisitions
   and divestiture)
     Increase in accounts receivable                           (22,508)
     Increase in inventories                                   (24,247)
     Increase in other current assets                          (16,633)
     Increase in accounts payable                               20,675
     Decrease in accrued liabilities                            (7,543)
     Increase in non-current assets                             (3,129)
     Increase in non-current liabilities                         3,370
                                                             ---------
     Net cash provided by operating activities                 152,206
                                                             ---------
INVESTING ACTIVITIES
  Purchases of plant and equipment, net                        (44,690)
  Purchase of businesses, net of cash acquired                (107,890)
  Proceeds from sale of business                                30,000
                                                             ---------
     Net cash used in investing activities                    (122,580)
                                                             ---------
FINANCING ACTIVITIES
  Increase in due to banks                                       4,987

  Repayment of long-term bank debt                             (57,062)

  Borrowings from revolving credit facility                    200,081
  Repayment of borrowings from revolving credit facility      (186,054)
  Proceeds from exercise of stock options                        5,466
                                                             ---------
     Net cash (used in) financing activities                   (32,582)
                                                             ---------
  Effect of exchange rate changes on cash                           65
                                                             ---------
  Decrease in cash and cash equivalents                         (2,891)
  Cash and cash equivalents at beginning of year                17,201
                                                             ---------
  Cash and cash equivalents at end of year                   $  14,310
                                                             =========
  Cash paid during the year for:

  Interest, net of capitalized amounts                       $ 103,044
  Income taxes                                               $  21,947
                                                             =========

     The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in Thousands, Except Per Share Amounts and where noted in Millions)


1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the operations of the subsidiaries of International Home Foods, Inc., all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates made by management. Actual results could differ from these estimates. Estimates are used when accounting for potential bad debts, inventory obsolescence and spoilage, trade and promotion allowances, coupon redemptions, depreciation and amortization, stock option compensation, deferred income taxes and tax valuation allowances, pension and post-retirement benefits, restructuring charges and contingencies, among other items.

CASH AND CASH EQUIVALENTS

     All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company's cash and cash equivalents at December 31, 1999 and 1998 consist of cash in banks and investments in money market funds.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on a first-in, first-out basis. Raw fish inventories are stated at specifically identified cost.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Normal maintenance and repairs are expensed. Additions and improvements to provide necessary capacity, improve the efficiency of production or to modernize facilities are capitalized. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally 40 years for buildings, 15 years for machinery and equipment and 5-20 years for furniture and fixtures. Leasehold improvements are amortized over the remaining lives of the respective leases.

INTANGIBLE AND OTHER ASSETS

     As of December 31, 1999, the Company's intangible and other assets include goodwill and trademarks for the acquisition of Heritage which are amortized over 20 years and have a net book value of $6.1 million, goodwill for the acquisitions of Ranch Style, Ro*Tel, Bumble Bee Seafoods, Inc., Productos Del Monte ("PDM"), Creative Products, Inc., Orleans Seafoods, Inc., Puritan, Grist Mill Co., Libby's, Clover Leaf /Paramount and Louis Kemp, all of which are amortized over 40 years with a net book value of $330.9 million, tradenames for Bumble Bee, Libby's and Louis Kemp which are amortized over 40 years with a net book value of $68.0 million, Libby's trademarks which are amortized over 15 years with a net book value of $22.8 million and other intangible assets with a net book value of $1.4 million, which are amortized over ten years. Intangible assets of $3.5 million acquired prior to 1971 are not amortized.

     The Company continually reviews intangible assets to evaluate whether changes have occurred that would suggest that they may be impaired based on the estimated undiscounted cash flows and operating profit of the business acquired over the remaining amortization period. If this review indicates that the remaining estimated useful life of goodwill requires revision or that goodwill is not recoverable, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows on a discounted basis.

     Other assets are primarily comprised of deferred financing costs incurred in connection with the agreements for bank and other indebtedness, which are being amortized over the terms of the financings using the interest method. Amortization of deferred financing costs is included in interest expense.

REVENUE RECOGNITION

     The Company recognizes revenue from product sales upon shipment to customers.

CONCENTRATION OF CREDIT RISK

     The Company sells primarily to customers in the retail trade, grocery wholesalers and distributors, grocery stores and supermarkets, mass merchandisers, drug stores, foodservice distributors, convenience stores, warehouse clubs and other channels of distribution. These customers are located primarily in North America (United States, Canada and Mexico). The Company conducts business based on periodic evaluations of its customers' financial condition. While continuing consolidation and competitiveness in the retail industry presents an inherent uncertainty, the Company does not believe a significant risk of loss from a concentration of credit exists.

RESEARCH AND DEVELOPMENT

     Research and Development costs are charged to expense as incurred and amounted to $2,620 for the year ended December 31, 1999.

ADVERTISING

     Advertising costs are charged to expense as incurred. Advertising costs amounted to $53,399 for the year ended December 31, 1999.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Translation gains and losses are not included in determining net income, but are recorded in Accumulated Other Comprehensive Income as a separate component of stockholders' equity. For the Company's Ecuadorian subsidiaries, which operated in a highly inflationary economy in 1999, the U.S. dollar is the functional currency and translation gains and losses are included in determining net income in those years. Foreign currency transaction gains and losses are included in determining net income.

FINANCIAL INSTRUMENTS

     The acquisition cost of interest rate instruments is amortized as interest expense over the terms of the related agreements. Interest expense is adjusted, if required, to reflect the interest rates included in the agreements.

INCOME TAXES

     The Company's income tax provision has been prepared with deferred income taxes provided for differences in the financial statement and tax bases of assets and liabilities. The Company intends to permanently reinvest the undistributed earnings of its Canadian operations; accordingly, deferred income taxes, which would not be significant, have not been provided for the repatriation of such undistributed earnings.

IMPACT OF RECENT ACCOUNTING STANDARDS

     In June 1998, Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities," was issued to establish standards for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. This statement requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. SFAS 133, as amended by SFAS 137, "Deferral of the Effective Date of SFAS 133," is effective for fiscal years beginning after June 15, 2000. The Company is currently evaluating the effect this statement will have on its financial statements.

2 INVENTORIES

Inventories are as follows:

                                         December 31,
                                         ------------
                                           1999
                                         --------
Raw materials                            $ 65,483
Work in progress                            8,841
Finished goods                            208,587
                                         --------
    Total                                $282,911
                                         ========


3 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are as follows:

                                        December 31,
                                        ------------
                                           1999
                                         --------
Land                                     $ 22,188
Buildings and leasehold improvements      126,113
Machinery and equipment                   307,608
Furniture and fixtures                     31,393
                                         --------
                                          487,302

Less: accumulated depreciation            181,260
                                         --------
         Total                           $306,042
                                         ========

     Depreciation expense totaled $25,989 for the year ended December 31, 1999.

4 INTANGIBLE AND OTHER ASSETS

Intangible assets are as follows:

                                      December 31,
                                      ------------
                                          1999
                                        --------
Goodwill, tradenames and trademarks     $474,638
Less: accumulated amortization            41,906
                                        --------
         Intangible assets, net         $432,732
                                        ========


     Amortization of intangibles totaled $12,467 for the year ended December 31, 1999. All fully amortized intangibles have been retired.

     Other assets include deferred financing costs, net of amortization, in connection with the Company's issuance of long-term debt. At December 31, 1999, net deferred financing costs were $18,300. Amortization expense for the year ended December 31, 1999 amounted to $4,259.

5 ACQUISITIONS

     On July 19, 1999, the Company, through its subsidiary Bumble Bee Seafoods, Inc., acquired the manufacturing, sales distribution and marketing operations of Louis Kemp from Tyson Foods, Inc. for $68,784, including transaction fees. The Company financed this acquisition with borrowings under its Senior Bank
Facilities (See Note 11). Louis Kemp manufactures and sells refrigerated and frozen surimi products. Surimi-based products are made from North Pacific ocean pollack and whiting fish meats. These products are primarily sold under the tradename Louis Kemp and other tradenames such as Captain Jac, SeaFest and Pacific Mate.

     On January 19, 1999, the Company, through its subsidiary Bumble Bee Seafoods, Inc., acquired the Clover Leaf and Paramount canned seafood brands and business of British Columbia Packers ("Clover Leaf/Paramount brands") from George Weston Ltd. of Canada for a total purchase price of $40,394, including transaction fees. The acquisition was funded with borrowings under the Company's Senior Bank Facilities and cash on hand.

     The excess of cost over fair value of net assets acquired for the above acquisitions will be amortized over 15 to 40 years (Note 1). These acquisitions have been accounted for using the purchase method of accounting and the operating results of the acquired companies have been included in the consolidated financial statements from the dates of acquisition. The information below includes non-cash investing and financing activities supplemental to the consolidated statements of cash flows. A summary of the excess of cost over fair value of net assets acquired resulting from purchase price allocations for the 1999 acquisitions is as follows:

                                                             1999
                                                     -----------------------
                                                                Clover Leaf/
                                                     Louis       Paramount
                                                      Kemp         Brands
                                                     --------   ------------
Cost of acquisition, including transaction fees      $ 68,784     $ 40,394
Less: acquired assets

   Current assets                                      10,470       38,962
   Property, plant and equipment                       18,111        1,180
   Other assets

Add: liabilities assumed                                  570        9,411
                                                     --------     --------
   Excess of cost over net assets acquired,
     including identifiable intangibles              $ 40,773     $  9,663
                                                     ========     ========

     The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions and divestiture had occurred as of the beginning of 1999, and reflect pro forma adjustments for goodwill, interest expense and tax expense:

                                           1999
                        -----------------------------------------
                          IHF(1)      Acquisitions(2)     Total
                        ----------    ---------------  ----------

Net sales               $2,139,429     $   67,499      $2,206,928
Operating income        $  287,274     $      508      $  287,782
Net income/(loss)       $   93,516     $   (1,316)     $   92,200

Earnings per share:
Basic                   $     1.27     $    (0.02)     $     1.25
Diluted                 $     1.23     $    (0.02)     $     1.21

(1)  Excludes operations and gain on sale of Polaner (See Note 6).
(2)  Amounts include Louis Kemp and Clover Leaf/Paramount brands.

     The unaudited pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

6 SALE OF BUSINESS

On February 5, 1999 the Company sold its Polaner fruit spreads and spices business to B&G Foods, Inc. for approximately $30.0 million in cash resulting in a gain of $15.8 million ($9.6 million, net of tax, or $0.13 per diluted share).

7 RESTRUCTURING

     In September 1998, in conjunction with management's plan to reduce costs and improve operational efficiencies, the Company recorded a restructuring charge of $118.1 million ($75.3 million after tax, or $0.94 per diluted share). The principal actions in the restructuring plan involved the closure of the Vacaville, California and Clearfield, Utah production facilities and the related impact of the transfer of production to other facilities, mainly Milton, Pennsylvania, and the write-down of goodwill associated with the Campfire crisp rice snack bar brand ($47.7 million) and the Polaner fruit spreads brand ($29.7 million).

     The Vacaville, California production facility ceased operations in December 1998, while the adjacent distribution center and the Clearfield, Utah facility closed in the second quarter of 1999. The total closure costs of approximately $40.6 million represent $29.5 million of non-cash charges, primarily for the write-down of property, plant and equipment to net realizable value, cash charges of $9.0 million for severance and related benefit costs for affected employees, and $2.1 million in facility closure costs. The severance and related costs relate to the termination of approximately 600 employees, which includes seasonal employees not eligible for severance, of which 572 had been terminated as of December 31, 1999.

     With the exception of outsourced products, the Company has moved all of the products that were manufactured at the Vacaville facility to other facilities, mainly Milton, Pennsylvania. Production of tomato paste used in Chef Boyardee canned pasta products and of Ro*Tel diced tomatoes, both of which were manufactured at the Vacaville facility prior to its closure, have been outsourced. The manufacturing of the Campfire products has been transferred from Clearfield, Utah to the Company's Lakeville, Minnesota facility. The Company incurs non-capitalizable expenses as the transfer and installation of the relocated equipment from these facilities occurs. The Company incurred approximately $2.7 million of such non-capitalizable costs in 1999,which are reflected in the Company's selling, general and administrative expenses.

     At December 31, 1999, $3.2 million of restructuring charges remained in other accrued liabilities. This amount is primarily comprised of multi-employer pension plan settlements and certain other employee benefit related costs. Payments totaling $7.9 million have been made to date, primarily for severance, related benefit costs and facility closure costs, including $4.6 million in 1999.

8 BUSINESS SEGMENT INFORMATION

     The Company manufactures and markets a diversified portfolio of shelf-stable food products including entrees, side dishes, snacks, canned fish, canned meats and refrigerated surimi. The Company sells its products primarily in the United States, Canada and Mexico, and is not dependent on any single or major group of customers for its sales.

     The Company has three reportable business segments - Branded Products, Seafood, and Private Label and Foodservice. Branded Products is defined as U.S. grocery sales for the following brands: Chef Boyardee, Libby's canned meats, Southwest brands (Luck's, Ro*Tel, Dennison's and Ranch Style), Specialty brands (PAM, Gulden's, Maypo, Wheatena, Maltex and G. Washington's) and Snack brands (Crunch 'n Munch, Jiffy pop and Campfire). Seafood includes all sales for the Bumble Bee, Orleans, Libby's, Clover Leaf, Paramount and Louis Kemp brands of seafood products as well as private label and foodservice seafood sales. Private Label and Foodservice includes all private label canned pasta, cooking spray, fruit snacks, ready-to-eat cereals, wholesome snack bars, pie crust and personal care products and the sales to foodservice distributors. The All Other category is comprised of sales of Polaner products, sales to the military, contract sales to Nestle and international sales, which includes branded, private label and foodservice sales in Canada, Mexico, Puerto Rico and other export sales.

     The Company sold its Polaner fruit spreads and spices business on February 5, 1999 (Note 6). For comparative purposes, the Company has reclassified the Polaner sales, operating income and depreciation and amortization from the Branded Products and Private Label and Foodservice segments, where it was reported in the Company's 1998 Annual Report, to the All Other category for 1999. The Company has also reclassified certain Libby's sales, operating income and depreciation and amortization from the Branded Products segment, where it was reported in the 1998 Annual Report, to Private Label and Foodservice and All Other to better reflect management's monitoring of the business.

     The Company sells its products in each of its segments primarily to grocery wholesalers and distributors, grocery stores and supermarkets, convenience stores, drug and mass merchants and warehouse clubs.

     The Company evaluates segment performance based upon segment operating income (earnings before interest expense, net other [income] expense, and income taxes excluding unusual or infrequently occurring items, restructuring charges and stock compensation expense [income]). Certain centrally incurred costs (Corporate), are not allocated to the operating segments. Asset and long-lived expenditure information is not available at the segment level, is not reviewed by the chief operating decision maker, and is therefore not disclosed.

     The Company allocates certain charges, including depreciation, amortization, agent and broker commissions, storage, packing and shipping charges, and administrative costs for salaries, insurance and employee benefits, to its Branded Products segment, and to its Private Label and Foodservice segment based on a percentage of net sales.

                                                                           Private          Total
                                              Branded                      Label and      Reportable      All
                                              Products       Seafood      Foodservice      Segments      Other          Total
                                             ----------     ----------    -----------     ----------   ----------    ----------
1999
Net sales                                    $  859,761     $  678,989     $  305,966     $1,844,716   $  299,704    $2,144,420
Segment operating income                        190,523         43,662         39,831        274,016       34,239       308,255
Depreciation and amortization                    16,611          7,503          8,269         32,383        6,073        38,456(1)


Reconciliation to Consolidated Results:                                                       1999
                                                                                          ----------
Segment operating income                                                                  $  308,255
Less:
   Stock compensation expense                                                                    264
   Corporate                                                                                  20,428
                                                                                          ----------
        Total consolidated income from operations                                         $  287,563
                                                                                          ==========


(1)   Excludes amortization of deferred financing costs of $4,259 in 1999.


OTHER INFORMATION


Geographic Information:                                                                       1999
                                                                                          ----------
Net sales:
    United States                                                                         $1,792,662
    Foreign                                                                                  351,758
                                                                                          ----------
        Consolidated                                                                      $2,144,420
                                                                                          ==========
Long-lived assets:
    United States                                                                         $  269,516
    Foreign                                                                                   36,526
                                                                                          ----------
        Consolidated                                                                      $  306,042
                                                                                          ==========

Foreign revenues represent sales by the Company's foreign subsidiaries and export sales from the United States.

9 INCOME TAXES

Income before provision for income taxes is as follows:

          For Year Ended December 31,
          ---------------------------
               1999
             --------
Domestic     $173,416
Foreign        29,597
             --------
   Total     $203,013
             ========

The provision for income taxes is as follows:

          For Year Ended December 31,
          ---------------------------
              1999
             -------
Federal      $49,781
Foreign       10,469
State         39,333
             -------
   Total     $99,583
             =======

     A reconciliation between the Company's effective tax rate and U.S. statutory rate is as follows:

                                For Year Ended December 31,
                                ---------------------------
                                      1999
                                      ----
U.S. statutory rate                   35.0%
State tax, net of federal benefit      2.8
Non-deductible goodwill                0.4
Foreign income taxes (benefit)         0.4
Tax restructuring                     10.1
Other                                  0.4
                                      ----
Effective tax rate                    49.1%
                                      ====


The current and deferred provision for income taxes is as follows:

             For Year Ended December 31,
             ---------------------------
                 1999
               --------
Current:
   Federal     $ 23,702
   Foreign        4,536
   State          3,981
               --------
                 32,219
Deferred:

   Federal       26,079
   Foreign        5,933
   State         35,352
               --------
                 67,364
               --------
   Total       $ 99,583
               ========


     The Company adopted a tax restructuring program, which resulted in a one-time, non-cash tax charge of $20.6 million, or $0.27 per diluted share, in the third quarter ended September 30, 1999 to reduce deferred tax assets that had been recorded in prior years. This program was substantially implemented by December 31, 1999.

     Effective on November 1, 1996, an affiliate of Hicks Muse acquired 80% of the outstanding capital stock of the Company in a transaction treated as a recapitalization for financial accounting purposes ("IHF Acquisition"). For federal and state income tax purposes, the IHF Acquisition was a taxable business combination and was a qualified stock purchase.

     The buyer and seller have elected jointly to treat the IHF Acquisition as an asset acquisition under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. An allocation of the purchase price to the tax bases of assets and liabilities based on their respective estimated fair values at November 1, 1996 was made for income tax purposes. The assets and liabilities remained at their historical bases for financial reporting purposes.

     In connection with the IHF Acquisition, the Company recorded a deferred tax asset of approximately $368,000 at November 1, 1996 related to future tax deductions for the net excess of the tax bases of the assets and liabilities over the financial statement carrying amounts with a corresponding credit to additional paid-in capital.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Historically, the Company has generated operating income and realization of the deferred tax assets is dependent upon the Company's ability to generate sufficient future taxable income which management believes is more likely than not. The Company anticipates future taxable income sufficient to realize the recorded deferred tax assets. Future taxable income is based on management's forecasts of the operating results of the Company and there can be no assurance that such results will be achieved.

     Management continually reviews such forecasts in comparison with actual results and expected trends. In the event management determines that sufficient future taxable income may not be generated to fully realize the deferred tax assets, the Company will provide a valuation allowance by a charge to income tax expense in the period of such determination.

     The components of deferred tax assets at December 31, 1999 are as follows:

                                              December 31,
                                              ------------
                                                 1999
                                               ---------
Current deferred tax assets:
   Allowance for doubtful accounts             $   1,030
   Inventory reserves                              2,602
   Trade accruals                                  4,633
   Restructuring                                   4,380

   Accrued expenses                                3,468
                                               ---------
      Current deferred tax assets                 16,113

Non-current deferred tax assets:
   Tradenames                                    144,634
   Goodwill and intangible assets                108,366
   Stock options                                  16,074
   Post-retirement benefits                       10,126

   Net operating loss carryforwards                4,752
   Valuation allowance                            (3,050)
                                               ---------
      Non-current deferred tax assets            280,902
                                               ---------

Non-current deferred tax liabilities:
   Property, plant and equipment                  (9,384)
   Unremitted foreign earnings                    (2,993)
   Foreign inventory                              (5,962)
                                               ---------
      Non-current deferred tax liabilities       (18,339)
                                               ---------
      Net non-current deferred tax assets        262,563
                                               ---------
      Net deferred tax assets                  $ 278,676
                                               =========

     At December 31, 1999, the Company had net operating loss carryforwards subject to the utilization restrictions for federal income tax purposes of approximately $2,880, which expire in years ending through 2010. The Company had state income tax and foreign tax loss carryforwards of approximately $24,000 and $7,000, respectively, at December 31, 1999, which expire in years ending through 2013 and 2010, respectively. The Company has established a valuation allowance at December 31, 1999 of $3,050 related to foreign and state net operating loss carryforwards and the realization of certain deferred tax assets.

10 LEASES

     The Company leases certain facilities and equipment under operating leases. Rental expenses totaled $5,709 for the year ended December 31, 1999. Future minimum lease payments under non-cancellable operating leases at December 31, 1999 are as follows:

2000                     $ 4,761
2001                       3,538
2002                       2,921
2003                       2,316
2004 and later years       3,998
                         -------
                         $17,534
                         =======


11 LONG-TERM DEBT

Long-term debt at December 31, 1999 is as follows:

                                           December 31,
                                           ------------
                                              1999
                                           ----------
Senior Bank Facilities:
Tranche A                                  $  448,522
Tranche B                                     149,200
Tranche B-1                                    99,740
Revolving credit facility                      78,536
                                           ----------
                                              775,998
Senior Subordinated Notes                     400,000
                                           ----------
         Total debt                         1,175,998
Less: Current portion                          73,084
             Revolving credit facility         78,536
                                           ----------
         Long-term debt                    $1,024,378
                                           ==========

     The aggregate maturities of all long-term debt during each of the next five years are $73,084, $93,414, $104,849, $116,285 and $83,990 for 2000, 2001, 2002,
2003, 2004, respectively, and $625,840 thereafter.

     In connection with the IHF Acquisition, the Company entered into a $770,000 Credit Agreement ("Senior Bank Facilities") with Chase Manhattan Bank, Bankers Trust Company and Morgan Stanley Senior Funding, Inc. and issued $400,000 of 10.375% Senior Subordinated Notes ("Notes"). The Senior Bank Facilities provided for term loans in three tranches aggregating $670,000 and a revolving credit loan facility of $100,000.

     The Company amended its Senior Bank Facilities as of September 16, 1998. The Senior Bank Facilities are comprised of:

     (i) a $516,500 Tranche A term loan facility of which $448,522 is outstanding at December 31, 1999. This tranche matures in 2004 with mandatory semiannual repayments aggregating $72,424, $92,754, $104,189 and $115,625 in the years 2000 through 2003, respectively, and the remaining $63,530 on May 31, 2004;

     (ii) a $149,800 Tranche B term loan facility of which $149,200 is outstanding at December 31, 1999. This tranche matures in 2005 with mandatory semiannual repayments aggregating $400 in each of the years 2000 through 2003, $20,200 in 2004, and the remaining $127,400 in 2005;

     (iii) a $100,000 Tranche B-1 term loan facility of which $99,740 is outstanding at December 31, 1999. This tranche matures in 2006 with mandatory semiannual repayments aggregating $260 in each of the years 2000 through 2005, and the remaining $98,180 in 2006;

     (iv) a $230,000 revolving credit facility (the revolving credit facility), which includes a Canadian facility of $50,000, maturing in 2004, or earlier upon repayment of the Tranche A term loans. At December 31, 1999, $78,536 is outstanding under this facility and is separately disclosed on the balance sheet.

     In addition to scheduled periodic repayments, the Company is also required to make mandatory repayments of the loans under the Senior Bank Facilities with a portion of its excess cash flow, as defined.

     Borrowings under the amended Senior Bank Facilities bear interest based on the Eurodollar Rate or an Alternate Base Rate, as defined, plus applicable margins. The Canadian portion of the revolving credit facility bears interest at the Canadian Prime Rate, or the Canadian Bankers' Acceptance Rate, as defined, plus applicable margins. As of December 31, 1999 margins ranged from 0.25% to 1.75%. The weighted average interest rate for 1999, including the Notes, was 8.46%. At December 31, 1999, interest rates in effect for Tranches A, B, B-1 and the revolving credit facility were 7.38%, 7.63%, 7.95% and 7.12%, respectively.

     The obligations of the Company under the Senior Bank Facilities are unconditionally and irrevocably guaranteed by each of the Company's direct or indirect domestic subsidiaries (collectively, the "Guarantors"). In addition, the Senior Bank Facilities are secured by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) all tangible and intangible assets (including, without limitation, intellectual property and owned real property) of the Company and the Guarantors (subject to certain exceptions and qualifications).

     The Senior Bank Facilities also contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, amend the Notes and otherwise restrict corporate activities. In addition, under the Senior Bank Facilities the Company is required to comply with specified minimum interest coverage, maximum leverage and minimum fixed charge coverage ratios.

     The Company pays a commission on the face amount of all outstanding letters of credit drawn under the Senior Bank Facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the Revolving Credit Facility minus the Fronting Fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each Letter of Credit is payable quarterly in arrears to the issuing lender for its own account. At December 31, 1999 the Company has entered into agreements for letters of credit amounting to $10,500, of which $5,050 relates to the Senior Bank Facilities. The Company also pays a per annum fee equal to 0.375% on the undrawn portion of the commitments in respect of the revolving credit facility. As of December 31, 1999, the Company had an unused revolving credit facility balance of $151,464.

     The Notes are due November 1, 2006, and bear interest at a rate of 10.375%, which is payable semiannually on May 1 and November 1 of each year. The Notes may be redeemed prior to November 1, 2000 in up to an aggregate principal amount of $160,000 with the proceeds of one or more equity offerings, as defined, by the Company under certain conditions at a redemption price of 110.375%. The Notes may also be redeemed prior to November 1, 2001 at a redemption price of 100% upon the occurrence of a change of control, as defined. The Notes will be redeemable, in whole or in part, at the Company's option at redemption prices decreasing from 105.188% at November 1, 2001 to 100% on November 1, 2004 and thereafter.

     Each  Subsidiary   Guarantor   unconditionally   guarantees,   jointly  and
severally, on a senior subordinated basis, the full and prompt payment of principal and interest on the Notes.

     The Notes contain certain restrictive covenants limiting, among other things (i) the incurrence of additional indebtedness; (ii) the declaration or payment of dividends or other capital stock distributions or redemptions; (iii) the redemption of certain subordinated obligations; (iv) investments; (v) sale of assets; and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets.

     In connection with the acquisition of Grist Mill, the Company assumed a $5,700 term loan on its facility which was to mature on June 1, 2000, with a balloon payment of $5,200. However, the loan was paid in full during 1999.

12 FINANCIAL INSTRUMENTS

     The Company's financial instruments recorded on the balance sheet include cash and cash equivalents, accounts receivable, accounts payable and debt. Because of their short maturities, the carrying amount of these items, excluding debt, approximate fair value.

     The Company's $400 million Notes at December 31, 1999 had an estimated fair value of approximately $414 million, based on their publicly quoted rates. The fair value of the Senior Bank Facilities at December 31, 1999 approximated its carrying value because the interest rates change with market interest rates.

     The Company currently does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. In accordance with the Senior Bank Facilities, the Company is required to enter into interest rate protection agreements to the extent necessary to provide that, when combined with the Company's Senior Subordinated Notes, at least 50% of the Company's aggregate indebtedness, excluding the revolving credit facility, is subject to either fixed interest rates or interest rate protection. At December 31, 1999, more than 50% of the Company's aggregate indebtedness, excluding the revolving credit facility, is subject to such protection.

     Under these agreements the Company agrees to exchange, at specified intervals, the difference between fixed and floating interest amounts based on agreed upon notional principal amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. In accordance with the interest rate agreements, the measurement of 3 month LIBOR and 6 month LIBOR, respectively, occurs on the first day of each calculation period. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid or received on the agreements are accrued as incurred and recognized as an adjustment to interest expense.

     The Company is exposed to credit loss in the event of non-performance by the other parties to the interest rate protection agreements. All counterparties are at least A rated by Moody's and Standard & Poor's. Accordingly, the Company does not anticipate non-performance by the counterparties.

     As of December 31, 1999, the Company had the following interest rate instruments in effect for which the fair value of these instruments is based on the current settlement cost (dollar amounts are in millions):

 Notional amount  Fair value       Period         3 month LIBOR rate    6 month LIBOR rate      Company pays      Company receives
 ---------------  ----------       ------         ------------------    ------------------      ------------      ----------------

     $ 600          $   --        5/99-5/04       4.45% or less                N/A                        5.55%     3 month LIBOR
                                               >4.45% and <5.55%               N/A               3 month LIBOR      3 month LIBOR
                                                 5.55% to <6.30%               N/A                        5.55%     3 month LIBOR
                                               6.30% or greater                N/A               3 month LIBOR      3 month LIBOR

     $ 200          $ (1.5)      8/98-11/01                 N/A      5.20% or less                       10.23%            10.375%
                                                            N/A    >5.20% to <6.23%          6 month LIBOR + 4%            10.375%
                                                            N/A     6.23% to <6.75%                      10.23%            10.375%
                                                            N/A   6.75% or greater           6 month LIBOR + 4%            10.375%

     $ 150          $  0.5      10/98-10/01               <3.76%               N/A                        3.76%     3 month LIBOR
                                                  3.76% to 5.75%               N/A               3 month LIBOR      3 month LIBOR
                                                          >5.75%               N/A                        5.75%     3 month LIBOR

     $ 225          $   --      10/99-10/00                 N/A              <5.30%                       5.30%     6 month LIBOR
                                                            N/A      5.30% to 8.00%              6 month LIBOR      6 month LIBOR
                                                            N/A              >8.00%                       8.00%     6 month LIBOR
                    ------
                    $ (1.0)
                    ======


13 GUARANTOR FINANCIAL DATA

The Company's Senior Subordinated Notes are fully and unconditionally guaranteed by each of the Company's subsidiary guarantors on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning each of the subsidiary guarantors because management has determined that such information is not material to the holders of the Senior Subordinated Notes. Presented below is consolidating financial information including summarized combined financial information of the subsidiary guarantors:

                                                                                                   Non-
                                                                            Guarantor            Guarantor
                                                          Parent           Subsidiaries         Subsidiaries      Consolidated
                                                      ---------------     ---------------      ---------------   ---------------
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999
Net sales                                             $       907,854     $     1,015,149      $       221,417   $     2,144,420
Gross profit                                                  537,221             389,471               78,026         1,004,718
Net income                                                     11,805              90,385(1)             1,240           103,430(1)
Net cash provided by (used in) operating activities           126,512              42,210              (16,516)          152,206
Net cash used in investing activities                          (3,525)            (85,143)             (33,912)         (122,580)
Net cash (used in) provided by financing activities           (41,659)             (6,097)              15,174           (32,582)


(1) Includes an after-tax gain of $9.6 million ($15.8 million pre-tax) from sale of the Polaner fruit spread and spice business.

Amounts are not intended to report results as if the subsidiaries were separate stand-alone entities.

                                                               Non-
                                               Guarantor     Guarantor
                                  Parent      Subsidiaries   Subsidiaries   Eliminations    Consolidated
                               ------------   ------------   ------------   ------------    ------------
DECEMBER 31, 1999
Current assets                 $    132,979   $    304,110   $     91,261   $         --    $    528,350
Non-current assets                1,091,493        670,803            808       (742,081)      1,021,023
Current liabilities                 200,671        132,201         21,957             --         354,829
Non-current liabilities           1,041,449          5,195         33,109        (27,261)      1,052,492


14 EMPLOYEE BENEFIT PLANS

     The Company maintains non-contributory defined benefit pension plans covering the majority of its employees and retirees, and post-retirement benefit plans for the majority of its employees and retirees that include health care benefits and life insurance coverage.

     Pension-related benefits are based primarily on compensation levels and years of service. It is the Company's policy to contribute the amounts necessary to meet the minimum funding requirements of defined benefit plans under applicable laws. Plan assets include principally cash equivalents and debt and equity securities.

     The following table summarizes the balance sheet impact, as well as the benefit obligations, assets, funded status and rate assumptions associated with the pension and post-retirement benefit plans:

                                                          Pension Benefits           Post-retirement Benefits
                                                            December 31,                  December 31,
                                                          ----------------           ------------------------
                                                               1999                         1999
                                                           -----------                   -----------
Change in benefit obligations
  Beginning of year obligations                            $    12,341                  $    26,228
  Service cost                                                   3,861                        1,373
  Interest cost                                                    844                        1,672
  Plan amendments                                                   --                        3,069
  Actuarial (gains) losses                                      (1,498)                      (7,162)
  Acquisitions                                                     111                           --
  Benefits paid                                                 (1,197)                        (320)
  Other                                                             24                          (77)
  End of year benefit obligations                               14,486                       24,783

Change in plans' assets
  Beginning of year fair value of plans' assets                 10,671                           --
  Actual return on plans' assets                                 1,122                           --
  Acquisitions                                                     161                           --
  Employer contributions                                         4,132                          320
  Benefits paid                                                 (1,197)                        (320)
  Other                                                             19                           --
                                                           -----------                    -----------
  End of year fair value of plans' assets                       14,908                           --
                                                           -----------                    -----------
Funded status of the plans  Benefit obligation                 (14,486)                       (24,783)
  Fair value of plan assets                                     14,908                           --
  Unrecognized transition (benefit) obligation                     (34)                         458
  Unamortized prior service cost                                   330                           --
  Unrecognized net actuarial (gain) loss                          (767)                        (2,891)
                                                           -----------                    -----------
  Net amount recognized                                            (49)                       (27,216)

Amounts recognized in the consolidated balance sheets
  Prepaid benefit cost                                           1,082                           --
  Accrued benefit liability                                     (1,176)                       (27,216)
  Intangible asset                                                  16                           --
  Accumulated other comprehensive income                            29                           --
                                                           -----------                    -----------
  Net amount recognized                                    $       (49)                   $   (27,216)
                                                           ===========                    ===========

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans were $14,486, $12,373 and $14,908, respectively, as of December 31, 1999.

     The following table shows the components of pension and post-retirement benefit costs for the periods indicated:

                                                                         For Year Ended December 31,
                                                                         ---------------------------
                                                                                  1999
                                                                              --------------
Pension Cost
   Service cost                                                               $        3,861
   Interest cost                                                                         844
   Expected return on plans' assets                                                     (902)
   Recognized net actuarial loss/(gain)                                                   34
   Amortization of transition obligation                                                   2
   Amortization of prior service cost                                                     48
                                                                              --------------
   Net pension cost                                                           $        3,887
                                                                              ==============
Rate assumptions:
   Discount rate                                                                    7.5-7.75%
   Rate of return on plans' assets                                                       8.0%
   Salary increases                                                                  3.5-5.0%
                                                                              --------------
Post-retirement Benefit Cost:
   Service cost-benefits earned attributable to service during the period     $        1,373
   Interest cost on the accumulated post-retirement benefit obligation                 1,672
   Recognized net actuarial loss (gain)                                                   37
   Amortization of transition obligation                                                  34
                                                                              --------------
Net post-retirement benefit cost                                              $        3,116
                                                                              ==============
Rate assumptions:
   Discount rate                                                                        7.75%
   Annual increase in cost of benefits                                              8.5-10.0%
                                                                              to 6-6.5% over
                                                                                  3-10 years

     Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement medical benefit plans. The effects of a one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                                                                  1% Point         1% Point
                                                                                                  Increase         Decrease
                                                                                               -------------     ----------
Effect on total of service and interest cost components                                         $         676     $     (599)
Effect on post-retirement benefit obligation                                                    $       5,037     $   (4,662)


SAVINGS PLANS

     The Company sponsors a 401(k) defined contribution plan for employees. Employer contributions for year ended December 31, 1999 were $1,663.

MULTI-EMPLOYER PLANS

     The Company also participates in union-sponsored multi-employer pension, life insurance and health and welfare plans which provide benefits to union employees located at the Company's facilities in Vacaville, CA and Danville, IL (added in 1998). The Company's contributions to these plans were $659 for the year ended December 31, 1999.

15 STOCK COMPENSATION PLANS

     Effective November 1, 1996, the Company adopted the International Home Foods, Inc. 1996 Stock Option Plan (the "IHF Plan") which provides for the grant of stock options at fair value on the date of grant. Generally, stock options have a ten-year term and vest immediately or ratably over three years. Certain options were granted with an exercise price which increased by 8% per year until the exercise date. These indexed options were modified during 1997 to reflect a fixed exercise price. Shares and options have been adjusted for the 5.3292 for one reverse stock split. The total number of shares of common stock authorized for grant under the IHF Plan is 8,444,021.

     Effective October 23, 1997, the Company amended and restated the IHF Plan. The amended and restated plan is named the International Home Foods, Inc. 1997 Stock Option Plan (the "Plan"). The option term and vesting provisions, and number of shares authorized, are consistent with the IHF Plan. Certain options granted have accelerated vesting provisions based on targeted stock prices. Effective June 12, 1998, the Company amended the Plan to increase the number of shares of common stock authorized for grant to 13,444,021.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but applies Accounting Principles Board Opinion No. 25 (APB No. 25) and related interpretations in accounting for its plans. In 1999, $264 was recorded as compensation expense. As of December 31, 1999, the full amount has been amortized to compensation expense. If the Company had elected to recognize compensation cost based on the fair value of the options at the grant dates, consistent with the method prescribed by SFAS No. 123, net income and per share amounts would have been adjusted to the pro forma amounts indicated below:

                                      1999
                                 -----------
Net income:
         As reported             $   103,430
         Pro forma               $    97,783

Basic earnings per share:
         As reported             $      1.41
         Pro forma               $      1.33

Diluted earnings per share:
         As reported             $      1.36
         Pro forma               $      1.29


Note: The pro forma disclosures shown above are not representative of the effects on net income and per share amounts in future years.

     For IHF options granted in 1999 the following assumptions were used:

                                    1999
                                 -----------
Volatility                                35%
Dividend yield                             0%

Expected option term                 4 years
Weighted avg. risk -
   free interest rate                   5.76%


     Presented below is a summary of the status of the IHF stock options held by the Company's employees for 1999:

                                                      1999
                                          ----------------------------
                                                          Weighted
                                           Options    Average Exercise
                                           (000's)     Price Per Share
                                          --------    ----------------
IHF non-indexed options:
  Outstanding at beginning of year           8.634        $     9.88
  Granted                                    3,266        $    16.19
  Exercised                                   (633)       $     6.99
  Forfeited                                   (705)       $    14.12

  Outstanding at end of year                10,562        $    11.72
IHF options exercisable at end of year       5,331        $     7.56


The weighted average fair value of IHF stock options granted during 1999 were $5.85 per option.

     As of December 31, 1999, the 10,562,422 stock options outstanding under the IHF plan have exercise prices ranging from $5.33 to $20.00 and a weighted average exercise price of $11.72.

     Such options have a remaining contractual life of approximately 8.0 years and 5,331,414 were exercisable at December 31, 1999. The following table summarizes the status of stock options outstanding and exercisable as of December 31, 1999, by range of exercise price:

Range                Options       Weighted Average               Weighted            Options       Weighted Average
of Exercise      Outstanding              Remaining                Average        Exercisable      Exercise Price on
Price                (000's)       Contractual Life         Exercise Price            (000's)    Exercisable Options
-----------      -----------       ----------------         --------------        -----------    -------------------
$5.33-$9.06          4,961              6.9 years              $  6.33                4,530            $   6.36
$10.66-$15.00        1,339              8.1 years              $ 14.42                  762            $  14.07
$15.06-$20.00        4,262              9.4 years              $ 17.16                   39            $  19.39

     Stock options outstanding at December 31, 1999 which were issued with exercise prices equal to, less than and more than the market price of the stock on the grant date are as follows:

                                           Number of                  Weighted Average      Weighted Average
Grants                                      Options                    Exercise Price          Fair Value
------                                     ---------                  ----------------      ----------------
Exercise price equals market price           4,329                       $  13.74               $  4.69
Exercise price less than market price        4,210                       $   6.86               $ 11.44
Exercise price more than market price        2,023                       $  17.47               $  5.95


16 EARNINGS PER SHARE

     The table below summarizes the numerator and denominator for the basic and diluted earnings per share calculations:

                                          For Year Ended December 31,
                                          ---------------------------
                                                   1999
                                                ----------
Numerator:
     Net income available
        to common shares                        $  103,430

Denominator:
     Average number of shares
        outstanding                                 73,539
     Effect of dilutive stock options                2,520
                                                ----------
     Total number of shares
        outstanding                                 76,059
     Basic earnings per share                   $     1.41
     Diluted earnings per share                 $     1.36


17 RELATED PARTY TRANSACTIONS

     Effective November 1, 1996, the Company entered into a 10-year monitoring and oversight agreement with an affiliate of its largest stockholder. The agreement provides for an annual fee of the greater of $1,000 or 0.1% of the budgeted consolidated net sales of the Company for the current year. In addition, effective November 1, 1996, the Company entered into a financial advisory agreement with the affiliate under which the affiliate will be entitled to a fee of 1.5% of the transaction value, as defined, for each add-on transaction, as defined. In 1999, the Company incurred monitoring and oversight fees of $1,993 , and financial advisory fees of $1,554.

18 COMMITMENTS AND CONTINGENCIES

     The Company has ongoing royalty arrangements with several parties, primarily representing licensing agreements for the use of characters in the Company's canned pasta business. The accompanying consolidated statement of income include royalty costs which amounted to $466 for the year ended December 31, 1999.

     The Company has responsibility for environmental, safety and cleanup obligations under various local, state and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund. Based upon its experience to date, the Company believes that the future cost of compliance with existing environmental laws, regulations and decrees and liability for known environmental claims, will not have a material adverse effect on the Company's financial position, results of operations or cash flows. However, future events, such as changes in existing laws and regulations or their interpretation, and more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material.

     In the ordinary course of business, the Company enters into contracts for the purchase of certain of its raw materials. These contracts do not include any minimum quantity requirements.

     The Company is involved in various pending or threatened litigation and claims. Although the outcome of any legal proceeding cannot be predicted with certainty, management believes through its discussions with counsel that its liability arising from or the resolution of any pending or threatened litigation or claims, in the aggregate will not have a material adverse effect on the consolidated financial position, results of operation or cash flows of the Company.

19 ALLOWANCE FOR DOUBTFUL ACCOUNTS AND CASH DISCOUNTS

     The allowance for doubtful accounts and cash discounts and their related activity are as follows:

                                                                          Write-Offs and
                                    Beginning                   Charged   Reductions, Net        Ending
                                      Balance       Other*   to Expense     of Recoveries       Balance
                                   ----------   ----------   ----------   ---------------    ----------
Year ended December 31, 1999       $    7,343   $      277   $      594        $    1,343    $    6,871


* Relates to balances assumed of companies acquired in 1999.

20 ALLOWANCE FOR OBSOLETE INVENTORIES

     The allowance for obsolete inventories and the related activity is as follows:

                                                                          Write-Offs and
                                    Beginning                   Charged   Reductions, Net        Ending
                                      Balance       Other*   to Expense     of Recoveries       Balance
                                   ----------   ----------   ----------   ---------------    ----------
Year ended December 31, 1999       $    3,347   $       33   $    5,040        $    3,478    $    4,942


* Relates to balances assumed of companies acquired in 1999.